===============================================================================

                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

[X]  Filed by the Registrant

[_]  Filed by a Party other than the Registrant

Check the appropriate box:

[X]  Preliminary Proxy Statement

[_] CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14A-6(E)(2))

[_]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-12

                             CHENIERE ENERGY, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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

                             CHENIERE ENERGY, INC.
                              Three Allen Center
                          333 Clay Street, Suite 3400
                           Houston, Texas 77002-4102
                                 713/659-1361



                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            To Be Held May 23, 2002


   Notice is hereby given that the annual meeting of stockholders of Cheniere Energy, Inc., a Delaware corporation (the "Company"), will be held on Thursday, May 23, 2002, at 10:00 a.m., at Three Allen Center, 333 Clay Street, Suite 3400, Houston, Texas, for the following purposes:

1. To elect a Board of seven directors to serve until the next annual meeting of stockholders or until their successors are duly elected and qualified;

2. To approve a proposed amendment to the Company's 1997 Stock Option Plan to increase the number of shares of common stock subject to the Plan from 1,500,000 to 2,000,000.

3. To appoint PricewaterhouseCoopers LLP as independent accountants for the Company for the fiscal year ending December 31, 2002; and

4. To consider and act upon such other business as may properly be presented to the meeting or any adjournment thereof.

   A record of stockholders has been taken as of the close of business on April 1, 2002, and only those stockholders of record on that date will be entitled to notice of and to vote at the meeting or any adjournment thereof. All stockholders of the Company are invited to attend the meeting. The Board of Directors, however, requests that you promptly sign, date and mail the enclosed proxy, even if you plan to be present at the meeting. If you attend the meeting, you can either vote in person or by your proxy. Please return your proxy in the enclosed, postage-paid envelope.

                                         By order of the Board of Directors,


                                         /S/ DON A. TURKLESON
                                         --------------------
                                         Don A. Turkleson
                                         Secretary


April 30, 2002

                             CHENIERE ENERGY, INC.
                              Three Allen Center
                          333 Clay Street, Suite 3400
                           Houston, Texas 77002-4102
                                 713/659-1361

                                PROXY STATEMENT

     This Proxy Statement and the enclosed proxy are being mailed to stockholders of Cheniere Energy, Inc., a Delaware corporation (the "Company"), commencing on or about April 30, 2002. The Company's Board of Directors is soliciting proxies to be voted at the Company's annual meeting of stockholders to be held in Houston, Texas on Thursday, May 23, 2002 and at any adjournment thereof, for the purposes set forth in the accompanying notice.

     The shares covered by a proxy, if such is properly executed and received prior to the meeting, will be voted in accordance with the directions specified thereon regarding election of directors, proposed amendment to the Company's 1997 Stock Option Plan to increase the number of shares of common stock subject to the Plan from 1,500,000 to 2,000,000 and appointment of PricewaterhouseCoopers LLP as independent accountants, and with respect to any other matters which may properly come before the meeting, in accordance with the judgment of the persons designated as proxies. A proxy may be revoked at any time before it is exercised by giving written notice to, or filing a duly executed proxy bearing a later date with, the Secretary of the Company, or by voting in person at the meeting.

     Management expects that the only matters to be presented for action at the meeting will be the election of directors, approval of the proposed amendment to the Company's 1997 Stock Option Plan to increase the number of shares of common stock subject to the Plan from 1,500,000 to 2,000,000 and appointment of PricewaterhouseCoopers LLP as independent accountants.

     At the close of business on April 1, 2002, the record date for determining the stockholders entitled to notice of and to vote at the meeting (the "Record Date"), there were outstanding and entitled to vote 13,297,393 shares of the Company's common stock, par value $.003 per share ("Common Stock"). Each share of Common Stock entitles the holder to one vote on all matters presented at the meeting.

     The Company will bear the costs of soliciting proxies in the accompanying form. In addition to solicitations by mail, a number of regular employees of the Company may solicit proxies in person or by telephone.


                             ELECTION OF DIRECTORS

NOMINEES

     At the meeting, seven nominees are to be elected to the Company's Board of Directors, each director to hold office until the next annual meeting of stockholders and until his successor is elected and qualified. Unless your proxy specifies otherwise or withholds authority to vote for one or more nominees named thereon and described below, it is intended that the shares represented by your proxy will be voted for the election of these seven nominees. Proxies cannot be voted for a greater number of persons than the number of nominees named. If any nominee should become unavailable for election, your proxy may be voted for a substitute nominee selected by the Board, or the Board may be reduced accordingly. The Board is unaware of any circumstances likely to render any nominee unavailable.

     One of the directors elected at the annual meeting of stockholders held on May 31, 2001 has since resigned from the Board of Directors. Emanuel Batler, who was Vice-President of Philips Electronics Industries Ltd., the Canadian division of the Dutch-based Philips Company, served as a director since July 2000 and as a member of the Audit Committee and the Compensation Committee. Mr. Batler resigned from the Board in October 2001 to pursue other endeavors. Cheniere would like to thank Mr. Batler for his service to the company.

Director Nominee             Director Since    Age            Position
--------------------        --------------   -------   -------------------------
Nuno Brandolini                  2000           48            Director
Keith F. Carney                  2001           45            Director
Paul J. Hoenmans                 2001           69            Director
John K. Howie                    2000           43            Director
Charles M. Reimer                1998           57            Director
Charif Souki                     1996           49      Director and Chairman of
                                                         the Board of Directors
Walter L. Williams               1996           74    Director and Vice Chairman
                                                       of the Board of Directors

     NUNO BRANDOLINI is currently a director and a member of the Audit Committee and the Compensation Committee. Mr. Brandolini has served as Chairman and Chief Executive Officer of Scorpion Holdings, Inc. since 1995. Prior to forming Scorpion Holdings, Mr. Brandolini served as Managing Director of Rosecliff, Inc., a leveraged buyout fund co-founded by Mr. Brandolini in 1993. Before joining Rosecliff, Mr. Brandolini was a Vice President at Salomon Brothers, Inc. where he was an investment banker involved in mergers and acquisitions in the Financial Entrepreneurial Group. Mr. Brandolini has also worked for Lazard Freres in New York and was President of The Baltheus Group, a merchant banking firm, and Executive Vice President of Logic Capital Corp., a venture capital firm. He currently serves on the Board of private and public companies such as Arabella, Pac Pizza LLC, Sonex Research, The Original San Francisco Toymakers and WalkAbout Computers. Mr. Brandolini was awarded a law degree by the University of Paris, and received an M.B.A. from the Wharton School.

     KEITH F. CARNEY is currently a director and Chairman of the Audit Committee and a member of the Compensation Committee. Mr. Carney served as Chief Financial Officer and Treasurer of the Company from July 1996 through November 1997 and Executive Vice President from 1997 through August 2001. Since October 2001, Mr. Carney has been President of Dolomite Advisors, LLC, a manager of energy investment funds. At that time he was elected a director to Cheniere. Prior to joining Cheniere, Mr. Carney was a securities analyst in the oil and gas exploration/production sector with Smith Barney, Inc. from 1992-1996. From 1982-1990 he was employed by Shell Oil as an exploration geologist, with assignments in the Gulf of Mexico, the Middle East and other areas. He received an M.S. in geology from Lehigh University in 1982 and an M.B.A.-Finance from the University of Denver in 1992.

     PAUL J. HOENMANS is currently a director for Cheniere and a member of the Compensation Committee. Mr. Hoenmans has over 22 years of senior executive
level experience in the industry.   During that time he has served Mobil Oil
Corporation in various executive capacities, most recently as Director and Executive Vice President, until 1997, with overall responsibility for policy, strategy, performance, and stakeholder contact. From 1986 through 1996 he served as the President of Mobil Oil Corporation's Exploration & Producing Division, with worldwide responsibility for upstream operations. Mr. Hoenmans has held various other positions of senior executive level responsibility with Mobil since 1975, over both upstream and downstream operations worldwide throughout the Americas, Africa, Southeast Asia, the Middle East, Europe, and Scandinavia. Mr. Hoenmans is also currently serving as a director of Xpronet, Inc., Veba Oel AG, and Talisman Energy, Inc.

     JOHN K. HOWIE is currently a director of the Company, Chairman of the Compensation Committee and a member of the Audit Committee. Mr. Howie has served as a Vice President of EnCap Investments, LLC since July 1999. From January 1994 until July 1999 he was a Senior Investment Associate at Range Resources Corporation (previously Domain Energy Corporation) and an Acquisition Coordinator with Domain Energy Corporation (previously Tenneco Ventures). Prior to this he was a Senior Petroleum Engineer with Apache Corporation. Mr. Howie received a Bachelor of Science in Chemical Engineering from New Mexico State in December 1981.

     CHARLES M. REIMER is currently President and Chief Executive Officer and a director of Cheniere. Through May 2000, he served as President of British-Borneo USA, Inc. in Houston. Prior to joining British Borneo in November 1998, Mr. Reimer served from 1994 through 1998 as Chairman and Chief Executive Officer of Virginia Indonesia Company (VICO), the operator on behalf of Union Texas Petroleum Holdings, Inc. and LASMO plc, of major gas and oil reserves and production located in East Kalimantan, Indonesia. Mr. Reimer began his career with Exxon Company USA in 1967 and held various professional and management positions in Texas and Louisiana. After leaving Exxon, Mr. Reimer was named President of Phoenix Resources Company in 1985 and relocated to Cairo, Egypt to begin eight years of international assignments. He also serves on the board of directors of Gryphon Exploration Company, a privately held affiliate of Cheniere.

     CHARIF SOUKI, a co-founder of Cheniere, is currently Chairman of the Board of Directors of the Company Mr. Souki is an independent investment banker with 20 years of experience in the industry. In the past few years he has specialized in providing financing for promising microcap and small capitalization companies with an emphasis on the oil and gas industry. Mr. Souki received his B.A. from Colgate University and his M.B.A. from Columbia University. He also serves on the board of directors of Gryphon Exploration Company, a privately held affiliate of Cheniere.

     WALTER L. WILLIAMS is currently Vice Chairman and a director of the Company. Prior to joining the Company, Mr. Williams spent 32 years as a founder and later Chairman and Chief Executive Officer of Texoil, Inc., a publicly held Gulf Coast exploration and production company. Prior to that time, he was an independent petroleum consultant. Mr. Williams received a B.S. in petroleum engineering from Texas A&M University and is a Registered Engineer in Louisiana and Texas. He has served as a director and member of the Executive Committee of the Board of the Houston Museum of Natural Science.

BOARD AND COMMITTEE ACTIVITY AND STRUCTURE

     The Company's operations are managed under the broad supervision and direction of the Board of Directors, which has the ultimate responsibility for the establishment and implementation of the Company's general operating philosophy, objectives, goals and policies. Pursuant to delegated authority, certain Board functions are discharged by the Board's standing Audit and Compensation Committees. Members of the Audit and Compensation Committees for a given year are selected by the Board following the annual stockholders' meeting. During the fiscal year ended December 31, 2001, the Company's Board of Directors held eight meetings, and in addition there were two written consents in lieu of meetings, and each incumbent member of the Board attended or participated in at least 75% of the aggregate number of (i) Board meetings and (ii) committee meetings held by all committees of the Board on which he served during his period of service as a director in the year 2001, except that Mr. Brandolini attended 71% of the meetings for which he was eligible in 2001.

     The Audit Committee annually recommends independent accountants for appointment by the Board of Directors, reviews the services to be performed by the independent accountants, and receives and reviews the reports submitted by them. The committee also determines the duties and responsibilities of the Company for the operation of its internal control system and receives and reviews reports submitted by the Chief Financial Officer. The Audit Committee held five meetings during the year ended December 31, 2001. The Committee's members during 2001 from January 1 through September 30 were: Nuno Brandolini, Chairman, Emanuel Batler and John K. Howie. From October 1 through December 31, 2001, the committee's members were: Keith F. Carney, Chairman, Nuno Brandolini and John K. Howie.

     The Compensation Committee reviews and approves the salaries and other compensation for the executive officers of the Company. The Compensation Committee also determines the eligible persons to whom stock options may be granted, the time or times at which options shall be granted, the number of shares of common stock subject to each option, the exercise price for the purchase of shares subject to each option, the time or times when each option shall become exercisable and the duration of the exercise period. The committee also has discretionary authority to interpret the stock option plan, to prescribe, amend and rescind rules and regulations relating to it, to determine the details and provisions of each stock option agreement, and to make all determinations necessary or advisable in administration of the plan. The Compensation Committee held one meeting and there was one unanimous consent in lieu of a meeting during 2001. The committee's members during 2001 from January 1 through September 30 were: Emanuel Batler, Chairman, Nuno Brandolini and John K. Howie. From October 1 through December 31, 2001, the Committee members were:
John K. Howie, Chairman, Keith F. Carney and Paul J. Hoenmans.


DIRECTOR COMPENSATION

     During the fiscal year ended December 31, 2001, directors received no cash remuneration for serving on the Board of Directors of the Company, nor were they compensated for attending Board or committee meetings. From time to time, outside members of the Board of Directors (those who do not serve as executive officers of the Company) are compensated for their services to the Company through the grant of options to purchase Common Stock of the Company.

     In November 2001, the Board of Directors granted options to purchase 25,000 shares of Common Stock to each of its outside directors, Messrs. Brandolini, Carney and Howie, and 50,000 shares of Common Stock to its outside director, Mr. Hoenmans, in recognition of their service to the Company. The options vested fully on the date of grant and are not contingent upon the Company's achievement of earnings goals. The options are exercisable at a price of $1.06 per share, the closing market price on The American Stock Exchange on the date of the grants. The options expire five years from the date of grant.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE SEVEN NOMINEES AS DIRECTORS OF THE COMPANY, TO SERVE UNTIL THE NEXT ANNUAL MEETING OF STOCKHOLDERS OR UNTIL THEIR SUCCESSORS ARE DULY ELECTED AND QUALIFIED.




                  PROPOSED AMENDMENT TO 1997 STOCK OPTION PLAN
                  INCREASING NUMBER OF SHARES SUBJECT TO PLAN

     The Company's Board of Directors has approved and declared the advisability of amending the Company's 1997 Stock Option Plan (the "Plan") to increase the total number of shares of Common Stock subject to the Plan from 1,500,000 to 2,000,000. The amendment would change the first sentence of Article V Section
5.1 to read:

          "Subject to adjustment pursuant to the provisions of Section 5.2 hereof, the maximum number of shares of Common Stock which may be issued and sold hereunder shall be 2,000,000."

     The purpose of the Plan is to advance the interests of the Company and its stockholders and subsidiaries by attracting, retaining and motivating the performance of selected directors, officers, and employees of the Company of high caliber and potential upon whose judgment, initiative and effort the Company is largely dependent for the successful conduct of its business, and to encourage and enable such directors, officers, and employees to acquire and retain a proprietary interest in the Company by ownership of its stock. The purpose of the amendment is to provide the Company with maximum flexibility and additional resources with which to achieve the objectives of the Plan.

     General and Administration. The Plan provides for the grant of Nonqualified Stock Options and Incentive Stock Options (collectively, "Options"). It is administered by a committee (the "Committee") comprised solely of directors, each of whom is a "non-employee director" as defined in Rule 16b-3 of the Securities Exchange Act of 1934, as amended ("Exchange Act"), as selected by the Board of Directors; provided, however, with respect to any Nonqualified Stock Options for directors who are Committee members, the Board of Directors shall function in the capacity as the Committee under the Plan. The Committee will select the persons who, from time to time, will receive Options, the number that they are to receive, the Option price of the shares, the vesting date, and the expiration date.

     Shares of Stock Subject to Plan. Pursuant to the Plan, the Company may grant Options exercisable for up to 1,500,000 shares of Common Stock, which is proposed to be increased to 2,000,000. Those shares may be either authorized but unissued shares or shares held in the Company's treasury. If any outstanding Option terminates for any reason, the shares of Common Stock subject to the unexercised portion of such Option become available for new Option grants. The number of shares of Common Stock which may be issued under the Plan and pursuant to then outstanding Stock Options are subject to adjustments to prevent enlargement or dilution of rights resulting from stock dividends, stock splits, recapitalizations, reorganizations or similar transactions.

     Options. The two types of Options which the Committee may grant under the Plan are Nonqualified Stock Options and Incentive Stock Options. Incentive Options may only be granted to Eligible Persons who are considered employees of the Company or any Subsidiary. An Option will be effective on the date it is approved by the Committee unless the Committee specifies a later effective date. The Company and the Optionee shall enter into a Stock Option Agreement which details the terms and conditions of the Options granted. The Committee sets the Option price; however, the Option price of an Incentive Stock Option shall not be less than 100% (110% in the case of certain 10% shareholders) of the fair market value of a share of Common Stock on the date of grant. A Nonqualified Stock Option that is intended to qualify as performance based compensation to an officer subject to Section 162(m) of the Code must be granted with an exercise price equal to 100% of the fair market value of a share of Common Stock on the grant date. An Option shall vest and become exercisable as stated in the applicable Stock Option Agreement, provided that the Optionee is an eligible Person on the applicable vesting dates. The Committee has sole discretion to accelerate any Option at any time. An Option must be exercised within ten years from the date of grant unless a shorter period is specified in the Stock Option Agreement.

     An Option may be exercised wholly or in part, in whole share increments, at any time within the period permitted for exercise. Only the Optionee may exercise an Option during the Optionee's lifetime, except that in the case of an Optionee who is legally incapacitated, the Option shall be exercisable by the Optionee's guardian or legal representative. Optionees may not transfer Options other than by will or the laws of descent and distribution.

     Tax Consequences to the Company. An Optionee does not recognize any income for federal tax purposes at the time a Nonqualified Stock Option is granted, and the Company is not then entitled to a deduction. When any Nonqualified Stock Option is exercised, the Optionee recognizes ordinary income in an amount equal to the difference between the fair market value of the shares on the exercise date and the exercise price of the Nonqualified Stock Option, and the Company generally recognizes a tax deduction in the same amount.

     The Company is not entitled to a tax deduction as the result of the grant or qualified exercise of an Incentive Stock Option. If an Optionee disposes of shares acquired upon exercise of an Incentive Stock Option within either two years after the date of its grant or one year after its exercise, the disposition is a disqualifying disposition and the Optionee will recognize ordinary income in the year of such disposition. The Company generally is entitled to a deduction in the year of the disqualifying disposition in an amount equal to the ordinary income recognized by the Optionee as a result of such disposition.

     Taxable compensation earned by certain named executive officers subject to
Section 162(m) of the Code in respect of stock options is generally intended to satisfy the requirements for "qualified performance-based compensation," but no assurance can be provided that the Company will be able to satisfy these requirements in all cases, and the Company may, in its sole discretion, determine in one or more cases that it is in its best interest not to satisfy these requirements even if it is able to do so.

     Termination of Service. Unless otherwise provided in the Stock Option Agreement, if an Optionee dies after the date of grant, the executor or administrator of the Optionee's estate, or anyone to whom an outstanding Option has been validly transferred by will or the laws of descent and distribution, will have the right, within one year after the Optionee's death, to exercise any portion of the Option which was exercisable but unexercised at the time of the Optionee's death. If an Optionee's employment or other service with the Company or any Subsidiary is terminated due to permanent and total disability at any time after grant, the Optionee, or his legal guardian or representative, will have the right, within one year of the date of the Optionee's disability, to exercise any portion of the outstanding Option which was exercisable but unexercised at the time of the Optionee's termination due to disability. The period for exercise of an Option after the date of death or disability is limited by the maximum term set for exercise in the Stock Option Agreement. The Committee may determine at or after the grant to make any portion of an Option that is not exercisable at the date of death or disability immediately vested and exercisable. Unless otherwise provided in the Stock Option Agreement, if an Optionee's employment or other service with the Company or any Subsidiary is terminated for cause (as defined in the Plan), the Optionee's right to exercise any unexercised portion of any Option will terminate and all rights under any Option will cease. If an Optionee's employment or other service with the Company is terminated for any reason other than death, permanent and total disability, or for cause, the Optionee will have the right to exercise any Option to the extent it was exercisable and unexercised on the date of termination during the period which ends the earlier of 90 days after termination or the date that the Option expires.

     Change in Control. Upon a "Change in Control" (as defined in the Plan) of the Company, the unvested portion of every outstanding Option will become fully and immediately vested and an Optionee must surrender his or her Option and receive, for each share of Common Stock issuable under the Option outstanding at such time, a cash payment equal to the excess of the fair market value of the Common Stock at the time of the Change in Control over the Option price of the Common Stock. The vesting and cash payment described above will not occur if
(i) the Change in Control was approved by at least two-thirds of the Board who were serving as such immediately prior to the transaction and (ii) provision has been made in connection with such transaction for (a) the continuation of the Plan and/or the assumption of such Options by a successor corporation (or a parent or subsidiary thereof) or (b) the substitution for such Options of new Options covering the stock of a successor corporation (or a parent or subsidiary thereof), with appropriate adjustments as to the number and kinds of shares and exercise prices.

     Termination and Amendment. The Plan terminates in April 2007. The Board may, in its sole discretion and at any earlier date, terminate the Plan; provided, however, no termination of the Plan shall in any manner affect any Option already granted under the Plan without the consent of the Optionee or the permitted transferee of the Option. The Board may at any time and from time to time, amend or modify the Plan; however, no amendment or modification of the Plan shall in any manner affect any Option already granted under the Plan without the consent of the Optionee or the permitted transferee of the Option and certain amendments may require stockholder approval.

     Certain Securities Law Matters. The Company has registered under the Securities Act of 1933 the common stock reserved for issuance under the Plan on a registration statement on Form S-8 and intends to register the additional shares in the same fashion if the amendment to the Plan is approved.

     New Plan Benefits. The Board of Directors has voted to grant stock options as set forth in the following table, contingent upon the stockholders' approval of the proposed amendment to the 1997 Stock Option Plan. Options to be granted to employees of the Company will vest equally over four years and are not contingent upon the Company's achievement of earnings goals. The options expire after the earlier of five years after the date granted or six months after the termination of the optionholder's employment with the Company for any reason other than retirement, death or disability.


    Name and Position                                       Number of Options(1)
-----------------                                           --------------------
Charif Souki                                                         62,899
  Chairman of the Board

Walter L. Williams                                                   41,932
  Vice Chairman

Charles M. Reimer                                                    62,899
  President and Chief Executive Officer

Keith F. Carney                                                        --
  Executive Vice President - Business Development

Don A. Turkleson                                                     41,911
  Vice President, Chief Financial Officer, Treasurer & Secretary

Jonathan S. Gross                                                    31,499
  Vice President - Exploration

Executive Group                                                     241,111

Non-Executive Director Group                                           --

Non-Executive Officer Employee Group                                   --
____________
(1) The exercise price for these options is $1.06 per share, the closing market price on The American Stock Exchange on November 9, 2001, the date of grant. Based on the closing market price on The American Stock Exchange at December 31, 2001 ($1.00 per share) the value of the options is zero.



                   APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP
                           AS INDEPENDENT ACCOUNTANTS

     The Board of Directors recommends to stockholders that the certified public accounting firm of PricewaterhouseCoopers LLP serve as the Company's independent accountants for the fiscal year ending December 31, 2002. PricewaterhouseCoopers LLP has served as the Company's independent accountants since May 1998 and has audited the financial statements of the Company from the date of its inception (February 21, 1996) through December 31, 2001.

     The Company anticipates that representatives of PricewaterhouseCoopers LLP will participate in the annual meeting of stockholders, may make a statement if they desire to do so, and will be available to respond to appropriate questions concerning the Company's financial statements.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPOINTMENT OF
PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT ACCOUNTANTS.

                                   MANAGEMENT

EXECUTIVE OFFICERS

     The following table sets forth the names, ages and positions of each executive officer of the Company, all of whom serve at the pleasure of the Board of Directors and are subject to annual appointment by the Board:

      Name              Age                    Position
----------------       -----   -------------------------------------------------
Charif Souki            49     Chairman
Walter L. Williams      74     Vice Chairman
Charles M. Reimer       57     President and Chief Executive Officer
Don A. Turkleson        47     Vice President & Chief Financial Officer,
                               Secretary & Treasurer
Jonathan S. Gross       43     Vice President - Exploration


     CHARIF SOUKI has served as Chairman of the Board of Directors since June 1999. From September 1997 until June 1999 he was Co-Chairman of the Board of Directors, and he served as Secretary of the Company from July 1996 until September 1997. Mr. Souki also served as a director of the Company throughout the year ended December 31, 2001. Further information regarding Mr. Souki is provided above under "Election of Directors--Nominees."

     WALTER L. WILLIAMS has served as Vice Chairman of the Board of Directors since June 1999. He served as President and Chief Executive Officer of the Company from September 1997 until June 1999 and as Vice Chairman of the Board of Directors from July 1996 until September 1997. Mr. Williams served as a director of the Company throughout the year ended December 31, 2001. Further information regarding Mr. Williams is provided above under "Election of Directors--Nominees."

     CHARLES M. REIMER has served as President and Chief Executive Officer of Cheniere since October 2000. Mr. Reimer served as a director of the Company throughout the year ended December 31, 2001. Further information regarding Mr. Reimer is provided above under "Election of Directors--Nominees."

     DON A. TURKLESON has served as Vice President and Chief Financial Officer, Secretary and Treasurer of Cheniere since December 1997. Prior to joining Cheniere in 1997, Mr. Turkleson was employed by PetroCorp Incorporated from 1983 to 1996, as Controller until 1986, then as Vice President - Finance, Secretary and Treasurer. From 1975 to 1983, he worked as a Certified Public Accountant in the natural resources division of Arthur Andersen & Co. in Houston. Mr. Turkleson received a B.S. in accounting from Louisiana State University in 1975. He is a director, and past Chairman of the Board of Neighborhood Centers, Inc., a nonprofit organization.

     JONATHAN S. GROSS has served as Vice President-Exploration of Cheniere since October 2000. He served as Technology Manager of the Company from June 1999 through October 2000. Mr. Gross began his career in 1981 with Amoco Production Company as an exploration geophysicist. While at Amoco he held senior technical positions in both domestic and international basins. In 1998 he joined Zydeco Energy, Inc., where he served as economist, exploration risk specialist, and project manager. Mr. Gross received a Bachelor of Arts degree in geology from the University of Chicago, and he is a member of the American Association of Petroleum Geologists, the Society of Exploration Geophysicists, and the Houston Geological Society.

EXECUTIVE COMPENSATION

     The following table reflects all compensation received by the chief executive officer and by each of the five other most highly compensated executive officers of the Company during the three years ended December 31, 2001, 2000 and 1999 (collectively, the "Named Executives").


                           SUMMARY COMPENSATION TABLE

                                                                Long Term
                                      Annual Compensation   Compensation Awards
                                      -------------------  ---------------------
                                                           Securities Underlying
Name and Principal Position    Year     Salary    Bonus       Options/SARs(#)
---------------------------   ------  ---------- --------  ---------------------
Charif Souki               (1) 2001    $125,000  $ 50,000         120,000
Chairman                       2000    $120,000  $100,000         112,500
                               1999    $120,000     --                  -

Walter L. Williams             2001    $150,000     --             80,000
Vice Chairman                  2000    $127,500     --             67,500
                               1999    $120,000     --             25,000

Charles M. Reimer          (2) 2001    $180,000     --            120,000
President and                  2000    $ 60,000     --            362,500
Chief Executive Officer        1999       --        --                  -

Keith F. Carney            (3) 2001    $ 94,904     --             25,000
Executive Vice President -     2000    $112,500     --             67,500
Business Development           1999    $100,000     --             25,000

Don A. Turkleson               2001    $150,000     --             80,000
Vice President,                2000    $112,500     --             67,500
Chief Financial Officer,       1999    $100,000     --             25,000
Secretary and Treasurer

Jonathan S. Gross              2001    $150,000     --             60,000
Vice President - Exploration   2000    $120,000     --             86,250
                               1999    $ 64,167     --             18,750



(1) In October 1998, Mr. Souki commenced providing consulting services to the Company pursuant to a Services Agreement and was compensated at a rate of $10,000 per month. Such rate was increased to $15,000 per month in November 2001. Mr. Souki was awarded a bonus of $50,000 in November 2001. The timing of payment is contingent upon the occurrence of certain future events.
(2) Mr. Reimer has an employment agreement with the Company. Pursuant to the terms of the employment agreement, Mr. Reimer is entitled to severance pay equal to two years' base salary in the event of a change in control or termination by the Company.
(3) Mr. Carney's salary was paid at a rate of $150,000 per year effective October 2000 and continuing until October 2001 when he resigned from Cheniere to become President of Dolomite Advisors LLC.

OPTION GRANTS

     Stock options granted to Named Executives during the year ended December 31, 2001 are summarized in the following table:


                                                Individual Grants
--------------------------------------------------------------------------------------------
                                                                                                      Potential Realizable Value
                                                                                                       at Assumed Annual Rates
                        Number of Securities       % of Total                                          of Stock Price Appreciation
                              Underlying          Options/SARs       Exercise or                           for Option Term
                             Options/SARs       Granted to Employees Base Price   Expiration           ---------------------------
Name                           Granted          in Fiscal Period      Per Share      Date                 5%                10%
----                    --------------------    -------------------- -----------  ----------           -------           ---------
Charif Souki                   120,000                16.0%            $1.06        11/09/06           $35,143            $77,657

Walter L. Williams              80,000                10.7%            $1.06        11/09/06           $23,429            $51,771

Charles M. Reimer              120,000                16.0%            $1.06        11/09/06           $35,143            $77,657

Don A. Turkleson                80,000                10.7%            $1.06        11/09/06           $23,429            $51,771

Jonathan S. Gross               60,000                 8.0%            $1.06        11/09/06           $17,572            $38,828

     These grants include the contingent grants described in under "Proposed Amendment to 1997 Stock Option Plan Increasing Number of Shares Subject to Plan - New Plan Benefits."

     Options granted to named executives during 2001 have a term of five years and vest 33% on each of the first three anniversaries of the date of grant.

     Outside members of the Board of Directors (those who do not serve as executive officers of the Company) are compensated for their services to the Company through the grant of options to purchase Common Stock of the Company.


OPTION EXERCISES AND YEAR-END VALUES

     The following table sets forth information regarding unexercised options or warrants to purchase shares of Common Stock granted by the Company to Named Executives. No Named Executives exercised any Common Stock options during the fiscal year ended December 31, 2001.

                                                                                              Value of Unexercised
                                         Number of Securities Underlying                          In-the-Money
                                           Unexercised Options/SARs                             Options/SARs at
                                             at December 31, 2001                            December 31, 2001 (1)
                              --------------------------------------------      -----------------------------------------
          Name                       Exercisable             Unexercisable           Exercisable            Unexercisable
------------------------      -------------------------      -------------      ----------------------      -------------
Charif Souki                                     45,833            186,667         $                 -       $          -

Walter L. Williams                               85,000            137,500                           -                  -

Charles M. Reimer                               304,583            186,667                           -                  -

Don A. Turkleson                                 47,500            137,500                           -                  -

Jonathan S. Gross                                38,125            126,875                           -                  -

(1) The value of unexercised options and warrants to purchase Common Stock at December 31, 2001 is calculated based upon The American Stock Exchange closing market price of $1.00 per share on December 31, 2001.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

     The Company's Certificate of Incorporation provides that the liability of directors for monetary damages shall be limited to the fullest extent permissible under Delaware law. This limitation of liability does not affect the availability of injunctive relief or other equitable remedies.

     The Company's Certificate of Incorporation and Bylaws provide that the Company shall indemnify its directors and officers to the fullest extent possible under Delaware law. These indemnification provisions require the Company to indemnify such persons against certain liabilities and expenses to which they may become subject by reason of their service as a director or officer of the Company or any of its affiliated enterprises. The provisions also set forth certain procedures, including the advancement of expenses, that apply in the event of a claim for indemnification.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information with respect to the shares of Common Stock owned of record and beneficially as of April 1, 2002 by all persons who own of record or are known by the Company to own beneficially more than 5% of the outstanding Common Stock, by each director, nominee for director and Named Executive, and by all directors and executive officers as a group:

                      Name                                 Beneficial Ownership              of Class
-------------------------------------------------     ----------------------------      ---------------
BSR Investments, Ltd.                                          1,452,495     (1)              10.8%
Nuno Brandolini                                                  263,750     (2)               1.9%
Keith F. Carney                                                  196,667     (3)               1.5%
Jonathan S. Gross                                                 49,500     (4)                *
Paul J. Hoenmans                                                  50,000     (5)                *
John K. Howie                                                     37,500     (6)                *
Charles M. Reimer                                                370,059     (7)               2.7%
Charif Souki                                                     145,583     (8)               1.1%
Don A. Turkleson                                                 101,667     (9)                *
Walter L. Williams                                               121,250    (10)                *
All Directors and Officers as a group (9 persons)              1,335,976    (11)               9.3%

   * Less than 1%.

(1) BSR Investments, Ltd. is controlled by Nicole Souki, the President of BSR and the mother of Charif Souki. Charif Souki disclaims beneficial ownership of the shares. Includes warrants to purchase 164,851 shares of the Company's Common Stock. BSR's address is c/o Harney, Westwood & Riegels, Box 71, Craigmuir Chambers, Road Town, Tortola, B.V.I.
(2) Includes 50,000 shares issuable upon exercise of currently exercisable options held by Mr. Brandolini. Also includes warrants to purchase 213,750 shares of Common Stock held by Arabella SA, of which Mr. Brandolini disclaims beneficial ownership. Mr. Brandolini serves as Chairman and Chief Executive Officer of Scorpion Holdings, Inc, which manages investments for Arabella SA. Mr. Brandolini also serves as a director of Arabella SA.
(3) Includes 4,167 shares issuable upon exercise of currently exercisable warrants and 167,500 shares issuable upon exercise of currently exercisable options held by Mr. Carney.
(4) Includes 334 shares issuable upon exercise of currently exercisable warrants, 38,125 shares issuable upon exercise of currently exercisable options and 8,854 shares issuable upon exercise of options which become exercisable within 60 days of the filing of this proxy statement. Excludes 118,021 shares issuable upon the exercise of options held by Mr. Gross but not exercisable within 60 days of the filing of this proxy statement.
(5) Includes 50,000 shares issuable upon exercise of currently exercisable options held by Mr. Hoenmans.
(6) Includes 37,500 shares issuable upon exercise of currently exercisable options held by Mr. Howie.
(7) Includes 258,334 shares issuable upon exercise of currently exercisable warrants and 54,583 shares issuable upon exercise of currently exercisable options. Excludes 186,667 shares issuable upon the exercise of options held by Mr. Reimer but not exercisable within 60 days of the filing of this proxy statement.
(8) Includes 14,250 shares issuable upon exercise of currently exercisable warrants and 85,500 shares owned by Mr. Souki's wife. Also includes 45,833 shares issuable upon exercise of currently exercisable options. Excludes 186,667 shares issuable upon the exercise of options held by Mr. Souki but not exercisable within 60 days of the filing of this proxy statement. Does not include 1,287,644 shares nor warrants to purchase 164,851 shares of Cheniere Common Stock held by BSR Investments, Ltd. of which Charif Souki disclaims beneficial ownership. BSR Investments, Ltd. is controlled by Nicole Souki, the President of BSR Investments, Ltd. and the mother of Charif Souki.
(9) Includes 4,167 shares issuable upon exercise of currently exercisable warrants, 50,625 shares issuable upon exercise of currently exercisable options and 15,625 shares issuable upon exercise of options which become exercisable within 60 days of the filing of this proxy statement. Excludes 118,750 shares issuable upon the exercise of options held by Mr. Turkleson but not exercisable within 60 days of the filing of this proxy statement.
(10) Includes 88,125 shares issuable upon exercise of currently exercisable options, 15,625 shares issuable upon exercise of options which become exercisable within 60 days of the filing of this proxy statement and 10,000 shares owned by Mr. Williams' wife. Excludes 118,750 shares issuable upon the exercise of options held by Mr. Williams but not exercisable within 60 days of the filing of this proxy statement.
(11) Includes an aggregate of 582,291 shares issuable upon exercise of currently exercisable options, 40,104 shares issuable upon exercise of options which become exercisable within 60 days of the filing of this proxy statement and 495,002 shares issuable upon exercise of currently exercisable warrants. Excludes an aggregate of 728,855 shares issuable upon the exercise of options not exercisable within 60 days of the filing of this proxy statement (of which 241,111 have been granted contingent upon stockholder approval of the proposed Amendment to the 1997 Stock Option Plan described herein).

                         REPORT OF THE AUDIT COMMITTEE



     The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

     During fiscal 2000, the Committee of the Board of Directors developed a written charter for the Committee, which was approved by the full Board. The complete text of the charter, which reflects standards set forth in new SEC regulations and The American Stock Exchange rules, is reproduced in the appendix to the Company's 2001 proxy statement.

     The function of the Committee is to assist the Board in fulfilling its oversight responsibilities through regular or special meetings with management and the independent accountants on matters relating to:

        - the Company's financial reporting in the Quarterly Reports on Form 10-Q and the Annual Report on Form 10-K,
        -    the Company's system of internal controls,
        -    the Company's relationship with its independent accountants,
        -    the Company's audit and accounting processes generally, and
        - the Company's systems and policies to comply with applicable laws and regulations.

     In carrying out this function, the Committee provides independent and objective oversight of the performance of the Company's financial reporting process, system of internal controls and legal and regulatory compliance system. The Committee provides for open, ongoing communication among the independent accountants, financial and senior management and the Board concerning the Company's financial and compliance position and affairs. The Committee has the power to conduct or authorize investigations into any matters within its scope of responsibilities and shall be empowered to retain independent counsel, accountants, or others to assist it in the conduct of any investigation. The Committee's responsibility is oversight, and it recognizes that the Company's management is responsible for preparing the Company's financial statements and complying with applicable laws and regulations. The members of the Committee other than Keith Carney are independent. Mr. Carney served as Chief Financial Officer and Treasurer of the Company from July 1996 through November 1997 and as Executive Vice President from 1997 through August 2001. He left the Company to serve as President of Dolomite Advisors, LLC, a manager of energy investment funds. Mr. Carney has served on the Board since October 2001. The Board has determined that Mr. Carney's membership on the Audit Committee is required by the best interests of the Company and its stockholders because his experience as the chief financial officer of a public company makes him the most highly qualified individual on the Board to serve on the Audit Committee. As a result of his employment with the Company during the last three years, Mr. Carney does not satisfy the definition of an "independent director" under the American Stock Exchange rules. However, because those rules allow one director who does not meet the definition to nevertheless serve on the Audit Committee, the Board has appointed him to that position for the reason stated above.

     In overseeing the preparation of the Company's financial statements, the Committee met with both management and the Company's independent accountants to review and discuss all audited financial statements prior to their issuance and to discuss significant accounting issues. Management advised the Committee that all financial statements were prepared in accordance with generally accepted accounting principles. The Committee's review included discussion with the outside auditors of matters required to be discussed pursuant to Statement on Auditing Standards (FAS) No. 61 (Codification of Statements on Auditing Standards, AU 380) as amended by FAS 90. With respect to the Company's outside auditors, the Committee, among other things, discussed with PricewaterhouseCoopers LLP matters relating to its independence, including the written disclosures and the letter from the outside accountants provided to the Committee as required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). Finally, the Committee continued to monitor the scope and adequacy of the Company's internal control system. On the basis of these reviews and discussions, the Committee recommended to the Board of Directors that the Board approve the inclusion of the Company's audited financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2001 for filing with the Securities and Exchange Commission.


                                    Members of the Audit Committee
                                    Keith F. Carney, Chairman
                                    Nuno Brandolini
                                    John K. Howie

     PURSUANT TO SEC RULES, THIS SECTION OF THIS PROXY STATEMENT DOES NOT CONSTITUTE "SOLICITING MATERIAL" AND SHOULD NOT BE DEEMED "FILED" WITH THE SEC AND IS NOT INCORPORATED BY REFERENCE INTO THE COMPANY'S ANNUAL REPORT ON FORM 10-K OR ANY OTHER FUTURE FILING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, EXCEPT TO THE EXTENT THAT THE COMPANY SPECIFICALLY INCORPORATES IT BY REFERENCE INTO A FILING.


                         INDEPENDENT ACCOUNTANTS' FEES

AUDIT FEES

     Aggregate fees for professional services rendered by PricewaterhouseCoopers LLP in connection with the audit of the Company's financial statements and reviews of interim financial statements for the fiscal year ended December 31, 2001 were $96,000.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

     During the fiscal year ended December 31, 2001, PricewaterhouseCoopers LLP rendered no professional services in connection with the design and implementation of financial information systems as used in paragraph (c)(4)(ii) of Rule 2-01 of Regulation S-X.


ALL OTHER FEES

     In addition to the fees described above, aggregate fees of $145,500 were billed to the Company by PricewaterhouseCoopers LLP for the fiscal year ended December 31, 2001 for other professional services such as tax return preparation, review of registration statements and consultation related to comment letters from the Securities and Exchange Commission. The Audit Committee has discussed the non-audit services provided by PricewaterhouseCoopers LLP and the related fees and has considered whether those services and fees are compatible with maintaining auditor independence.

GENERAL

     None of the hours expended on the engagement of PricewaterhouseCoopers LLP to audit the Company's financial statements for the fiscal year ended
December 31, 2001 were attributed to work performed by persons other than PricewaterhouseCoopers LLP permanent full-time employees.


            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors has furnished the following report on executive compensation for the fiscal year ended December 31, 2001:

     The Compensation Committee, which is comprised of non-employee directors of the Company, establishes the general compensation policies of the Company, establishes the compensation plans and compensation levels for officers and certain other key employees and administers the Company's stock option plan.
The Committee also establishes salary ranges for officers and certain key employees, and generally approves specific amounts within those ranges on the recommendation of management.

     In establishing compensation policies, the Committee believes that cash compensation of executive officers, as well as other key employees, should be competitive with other similar oil and gas companies or other business opportunities available to such executive officers and key employees while, within the Company, being fair and discriminating on the basis of personal performance. Periodic awards of stock options are intended to both retain executives and to motivate them to accomplish long-term growth objectives and improve long-term market performance.

     The Committee has from time to time retained outside compensation consultants to conduct compensation surveys and advise the Committee concerning compensation matters, and the Committee has surveyed the executive compensation levels of companies in the oil and gas industry that are similar to the Company.

     The Company seeks to relate a significant portion of the potential total executive compensation to the Company's financial performance. In general, executive financial rewards at Cheniere may be segregated into the following components: salary and stock-based benefits. The Committee has not awarded any bonus compensation, except for a December 2000 award of $100,000 and a November 2001 award of $50,000 to the Company's Chairman. Payment of the November 2001 award is contingent upon the occurrence of certain liquidity events.

     Base compensation for senior executive officers is intended to afford a reasonable degree of financial security and flexibility to those individuals who are regarded by the Committee as acceptably discharging the levels and types of responsibility implicit in their respective executive positions.

     The Committee is of the view that properly designed and administered stock-based incentives for senior executives closely align the executives' economic interests with those of stockholders and provide a direct continuing focus upon the goal of constantly striving to increase long-term stockholder value. Toward that goal, the Company established the Cheniere Energy, Inc. 1997 Stock Option Plan and has made periodic grants of stock options to its officers and other key employees. See "Management - Executive Compensation" and "Management - Option Grants."

     Chief Executive Officer's Compensation. The Committee determines the compensation of the Chief Executive Officer in substantially the same manner as the compensation of the other officers. In establishing the base salary for Mr. Reimer for the 2001 fiscal year, the Committee assessed (i) the performance of the Company, (ii) total return to stockholders, (iii) progress toward implementation of the Company's strategic business plan and (iv) compensation levels of chief executive officers of similar companies in the oil and gas industry. The performance by the Company is measured by, among other things, corporate net earnings, revenues and a comparison to similar companies in the oil and gas industry.

     Mr. Reimer served as President and Chief Executive Officer of the Company for the year ended December 31, 2001. Mr. Reimer received a base salary at the rate of $180,000 per year. On November 9, 2001 the Committee awarded him 120,000 stock options at an exercise price of $1.06 per share, the closing market price of the Common Stock on that date, including 62,899 stock options granted contingent upon stockholder approval of the proposed Amendment to the 1997 Stock Option Plan described herein.

     Omnibus Budget Reconciliation Act of 1993. Section 162(m) of the Omnibus Budget Reconciliation Act of 1993 limits the deductibility to the Company of cash compensation in excess of $1 million paid to the Company's chief executive officer and the next four highest paid officers during any fiscal year, unless such compensation meets certain requirements. During 2001, the Committee reviewed compensation programs in light of the requirements of this law. The Committee does not expect the law to impact the Company in 2002 or for the foreseeable future in any significant way, if at all.

                                    Members of the Compensation Committee
                                    John K. Howie, Chairman
                                    Keith F. Carney
                                    Paul J. Hoenmans

     PURSUANT TO SEC RULES, THIS SECTION OF THIS PROXY STATEMENT DOES NOT CONSTITUTE "SOLICITING MATERIAL" AND SHOULD NOT BE DEEMED "FILED" WITH THE SEC AND IS NOT INCORPORATED BY REFERENCE INTO THE COMPANY'S ANNUAL REPORT ON FORM 10-K OR ANY OTHER FUTURE FILING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, EXCEPT TO THE EXTENT THAT THE COMPANY SPECIFICALLY INCORPORATES IT BY REFERENCE INTO A FILING.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     In addition to serving as a director of the Company, several directors held positions as executive officers during the fiscal year ended December 31, 2001. Mr. Souki served as Chairman of the Board; Mr. Williams served as Vice Chairman of the Board. Mr. Reimer served as President and Chief Executive Officer.



COMMON STOCK PERFORMANCE GRAPH

     The following graph compares the cumulative total shareholder return on the Company's Common Stock against the S&P Oil and Gas (Exploration & Production) Index, and the Russell 2000 Index for the period beginning on August 31, 1996 and ending at fiscal year-end December 31, 2001. The Company's Common Stock began trading on the OTC Bulletin Board on July 3, 1996, moved to the NASDAQ SmallCap Market on April 11, 1997, again traded on the OTC Bulletin Board beginning December 14, 2000, and began trading on The American Stock Exchange on March 5, 2001. The graph was constructed on the assumption that $100 was invested in the

Company's Common Stock, the S&P Oil and Gas (Exploration & Production) Index, and the Russell 2000 Index on August 31, 1996.

     PURSUANT TO SEC RULES, THIS SECTION OF THIS PROXY STATEMENT DOES NOT CONSTITUTE "SOLICITING MATERIAL" AND SHOULD NOT BE DEEMED "FILED" WITH THE SEC AND IS NOT INCORPORATED BY REFERENCE INTO THE COMPANY'S ANNUAL REPORT ON FORM 10-K OR ANY OTHER FUTURE FILING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, EXCEPT TO THE EXTENT THAT THE COMPANY SPECIFICALLY INCORPORATES IT BY REFERENCE INTO A FILING. THE STOCK PRICE PERFORMANCE ON THE FOLLOWING GRAPH IS NOT NECESSARILY AN INDICATOR OF FUTURE STOCK PRICE PERFORMANCE.


                     COMPARISON OF CUMULATIVE TOTAL RETURN
  AMONG CHENIERE ENERGY, INC., S&P OIL & GAS (EXPLORATION & PRODUCTION) INDEX,
                             AND RUSSELL 2000 INDEX


                              [Graph appears here]

                              8/31/96        12/31/97        12/31/98        12/31/99        12/31/00        12/31/01
                              -------        --------        --------        --------        --------        --------
Cheniere Energy, Inc.           $100           $ 69            $ 33            $ 24            $ 23            $  8
S&P Oil & Gas (Exploration      $100           $107            $ 73            $ 87            $139            $110
 & Production) Index
Russell 2000 Index              $100           $134            $130            $155            $149            $151

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     BSR Investments, Ltd. ("BSR"), an entity holding approximately 9.7% of the outstanding shares of the Company's Common Stock, is under the control of Nicole Souki, the mother of Charif Souki, Chairman of the Board of Directors. Charif Souki has been engaged, from time to time, as a consultant to BSR. Charif Souki disclaims beneficial ownership of all shares held by BSR.

     BSR purchased $2,000,000 of the notes issued in the Company's $4,000,000 December 1997 Bridge Financing and pledged a portion of its investment in Cheniere Common Stock to fund its participation. In conjunction with the financing, BSR received warrants to purchase 41,667 shares of the Company's common stock. On September 15, 1998, BSR received warrants to purchase an additional 100,000 shares of common stock as consideration for extending the maturity of the notes to that date. Also in September 1998, the exercise price of the warrants held by BSR was reduced from $9.50 to $6.00 per share as consideration to extend the maturity date of the notes to January 15, 1999. In March 1999, BSR exchanged notes payable of $2,000,000 for 694,445 shares of Cheniere Common Stock ($2.88 per share). In May 1999, BSR purchased from another note holder $240,000 in short-term notes payable by Cheniere. In July 1999, the Company repaid $120,000 to BSR at the time it repaid 50% of the outstanding balances on all of the notes issued in the December 1997 Bridge Financing. On September 30, 1999, BSR exchanged its remaining $120,000 note payable and $1,000 in accrued interest for 27,500 units ($4.40 per unit), each unit representing one share of common stock and one half warrant to purchase a share of common stock at an exercise price of $6.00 per share on or before September 30, 2002. In April 2000, the Company issued an additional 1,100 units, representing 1,100 shares of Common Stock and warrants to purchase 1,100 shares of Common Stock, to BSR pursuant to a price adjustment provision included in the September 1999 offering.

     In conjunction with certain of the Company's private placements of equity, placement fees have been paid to Investors Administration Services, Limited ("IAS"), a company in which the brother of Charif Souki, Cheniere's Chairman, is a principal. Placement fees paid to IAS totaled $30,000 during the year ended December 31, 2001.

     In September 2001, the Company made a payment of $40,000 to its chairman, Charif Souki, representing consulting fees for the months of October 2001 through January 2002.

     All such transactions were approved by the Board of Directors of the Company, and the Company believes that each such transaction was on terms that were comparable to, or more favorable to the Company than, those that might have been obtained by the Company on an arm's length basis from unaffiliated parties.


                                 OTHER MATTERS

REQUIRED VOTE

     Only holders of Common Stock as of the Record Date will be entitled to vote in person or by proxy at the meeting. A majority of issued and outstanding shares of Common Stock as of the Record Date represented at the meeting in person or by proxy will constitute a quorum for the transaction of business. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum. Provided that a quorum is present at the meeting, (i) the seven director nominees who receive the greatest number of votes cast for election by stockholders entitled to vote therefor will be elected directors, (ii) the proposed amendment to the Company's 1997 Stock Option Plan will require approval by a majority of shares entitled to vote thereon at the meeting and (iii) approval of PricewaterhouseCoopers LLP as independent accountants will require approval by a majority of shares represented in person or by proxy and entitled to vote at the annual meeting. Because broker non-votes are not considered "shares present" with respect to matters requiring the affirmative vote of a majority of shares represented in person or by proxy at the meeting, broker non-votes will not affect the outcome with respect to the proposed amendment to the Company's 1997 Stock Option Plan and the approval of PricewaterhouseCoopers LLP as independent accountants. Abstentions with respect to the proposed amendment to the Company's 1997 Stock Option Plan and the approval of PricewaterhouseCoopers LLP as independent accountants will have the same effect as a vote against approval thereof, but will have no effect with respect to the election of directors.


SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Under Section 16(a) of the Exchange Act, directors, certain officers, and beneficial owners of 10% or more of any class of the Company's stock ("Reporting Persons") are required from time to time to file with the Securities and Exchange Commission and The American Stock Exchange reports of ownership and changes of ownership. Reporting Persons are required to furnish the Company with copies of all Section 16(a) reports they file. Based solely on its review of forms and written representations received from Reporting Persons by it with respect to the fiscal year ended December 31, 2001, the Company believes that all filing requirements applicable to the Company's officers, directors and greater than 10% stockholders have been met, except for the late filing of a Form 4 by Walter Williams.

STOCKHOLDER PROPOSALS

     Management anticipates that the Company's 2003 annual stockholders meeting will be held during May 2003. Any stockholder who wishes to submit a proposal for action to be included in the proxy statement and form of proxy relating to the Company's 2003 annual stockholders meeting must submit the proposal to the Company on or before December 30, 2002. Any such proposals should be timely sent to the Secretary of the Company, 333 Clay Street, Suite 3400, Houston, Texas 77002-4102. Such proposal must meet all of the requirements of the Securities and Exchange Commission to be eligible for inclusion in the Company's 2003 proxy materials. Furthermore, proposals by stockholders may be considered untimely if the Company has not received notice of the proposal at least forty-five days prior to the mailing of the proxy materials.


AVAILABILITY OF ANNUAL REPORT

     The Company is including herewith a copy of its Annual Report on Form 10-K for the fiscal year ended December 31, 2001, which has been filed with the Securities and Exchange Commission in Washington, D.C. and is incorporated in this Proxy Statement by reference.

     The Company will furnish to any person any exhibits described in the list accompanying such report upon payment of reasonable fees relating to the Company's furnishing such exhibits. Requests for copies should be directed to the Company at 333 Clay Street, Suite 3400, Houston, Texas 77002-4102.

                                             By order of the Board of Directors,


                                                   /S/ DON A. TURKLESON
                                                   --------------------
                                                      Don A. Turkleson
                                                         Secretary

April 30, 2002

                             CHENIERE ENERGY, INC.

           THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 23, 2002

     The undersigned hereby appoints Jonathan S. Gross and Don A. Turkleson, and each of them, either one of whom may act without joinder of the other, each with full power of substitution and ratification, attorneys and proxies of the undersigned to vote all shares of Cheniere Energy, Inc. which the undersigned is entitled to vote at the annual meeting of stockholders to be held at Cheniere's offices at Three Allen Center, 333 Clay Street, Suite 3400, Houston, Texas on Thursday, May 23, 2002 at 10:00 a.m., Houston, Texas time, and at any adjournment thereof.

                    (TO BE VOTED AND SIGNED ON REVERSE SIDE)

                        Please date, sign and mail your
                      PROXY CARD BACK AS SOON AS POSSIBLE!

                         Annual Meeting of Stockholders
                             CHENIERE ENERGY, INC.

                                  May 23, 2002

                Please Detach and Mail in the Envelope Provided

A   PLEASE MARK YOUR VOTES.

FOR election (except as indicated below)       WITHHOLD authority to        NOMINEES:       Nuno Brandolini
1.  ELECTION OF                                vote for all nominees                        Keith F. Carney
    DIRECTORS                                  listed at right                              Paul J. Hoenmans
                                                                                            John K. Howie
                                                                                            Charles M. Reimer
                                                                                            Charif Souki
                                                                                            Walter L. Williams

INSTRUCTION: To withhold authority to vote for any individual nominee, print that nominee's name on the line below.

______________________________________________


2. Approval of the amendment to the 1997 Stock Option Plan                      FOR     AGAINST    ABSTAIN
   increasing the total number of shares of Common Stock to 2,000,000.

3. Appointment of PricewaterhouseCoopers LLP as independent accountants         FOR     AGAINST    ABSTAIN
   for the year ended December 31, 2002.

4. In their discretion, upon such other matters (including procedural and other matters relating to the conduct of the meeting) which may properly come before the meeting and any adjournment thereof.

   THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE HEREON. IF NO CONTRARY SPECIFICATION IS MADE, THEN THIS PROXY
   WILL BE VOTED FOR THE ELECTION OF THE SEVEN DIRECTOR NOMINEES NAMED IN ITEM 1 AND FOR EACH OF THE PROPOSALS IDENTIFIED IN
   ITEMS 2, 3 AND 4.

   THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND THE PROXY STATEMENT FURNISHED
   HEREWITH. PLEASE DATE, SIGN AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED, PRE-ADDRESSED STAMPED ENVELOPE.

   Signature(s) of Stockholder: _________________________________________________   Dated this ____ day of _____________, 2002.

Note:  Please sign exactly as your name appears on your stock certificate. When signing as executor, administrator, trustee or other representative, please give your full title. All joint owners should sign.